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                                                                    EXHIBIT 12.1

AMERICAN SPECTRUM REALTY, INC.
PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES


                                                            MAX                     MIN
                                                   --------------------     -------------------
                                                   9/30/00     12/31/99     9/30/00    12/31/99
                                                   -------     --------     -------    --------

Fixed charges - interest                            12,193      15,141      10,562      12,775

Earnings:
  Net loss                                          (6,242)    (11,948)     (3,877)     (6,198)

  Add:         Extraordinary Item
                                                     1,907         214       1,861         214
               Fixed charges                        12,193      15,141      10,562      12,775
  Less:        Minority interest                    (1,911)     (3,658)     (4,432)     (6,988)
                                                    ------      ------      ------      ------
                                                     5,947        (251)      4,114        (197)
                                                    ======      ======      ======      ======
Ratio                                                 0.49       -0.02        0.39       -0.02
                                                    ======      ======      ======      ======
Deficiency                                          (6,246)    (15,392)     (6,448)    (12,972)
                                                    ======      ======      ======      ======